Exhibit 99.2

MATRIX SERVICE SUBSIDIARY TEAMS WITH DYNAVAC ON A THERMAL VACUUM CHAMBER

PROJECT FOR LOCKHEED MARTIN

TULSA, OK – May 7, 2010 — Matrix Service Co. (Nasdaq: MTRX) announced today that its subsidiary, Matrix Service Inc. has been awarded a turnkey project in excess of $20 million to construct and install a thermal vacuum chamber test facility at the GPS III Test Facility, owned and operated by Lockheed Martin Space Systems Co., a business unit of Lockheed Martin Corp., one of the largest U.S. aerospace companies. Matrix Service, Inc. will utilize DynaVac, based in Hingham, MA, as a subcontractor on the project.

The Matrix Service/DynaVac scope of work for the GPS III Thermal Vacuum Test Facility covers the engineering, procurement, construction and commissioning of a thermal vacuum chamber, vacuum pumping systems, gaseous nitrogen thermal shroud and systems along with all related mechanical, electrical and control systems. Matrix Service will design, fabricate and construct the vacuum chamber and install all components and systems. DynaVac will design, procure and fabricate the thermal shroud, vacuum pumping systems, control systems and thermal control units to be installed by Matrix Service. The project is scheduled to be complete and fully commissioned by November 2011.

“We are pleased that Lockheed Martin has chosen Matrix Service and its subcontractor DynaVac to provide this important thermal vacuum test facility,” said Michael J. Bradley, president and CEO of Matrix Service. “This project is a direct reflection of our continued emphasis on diversification and total capability expansion.”

About Matrix Service Company

Matrix Service Company provides engineering, construction and repair and maintenance services principally to the petroleum, petrochemical, power, bulk storage terminal, pipeline and industrial gas industries.

The Company is headquartered in Tulsa, Oklahoma, with regional operating facilities located in Oklahoma, Texas, California, Michigan, New Jersey, Pennsylvania, Illinois, Washington, New Jersey and Delaware in the U.S. and in Canada.

This release contains forward-looking statements that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are generally accompanied by words such as “anticipate,” “continues,” “expect,” “forecast,” “outlook,” “believe,” “estimate,” “should” and “will” and words of similar effect that convey future meaning, concerning the Company’s operations, economic performance and management’s best judgment as to what may occur in the future. Future events involve risks and uncertainties that may cause actual results to differ materially from those we currently anticipate. The actual results for the current and future periods and other corporate developments will depend upon a number of economic, competitive and other influences, including those factors discussed in the “Risk Factors” and “Forward Looking Statements” sections and elsewhere in the Company’s reports and filings made from time to time with the Securities and Exchange Commission. Many of these risks and uncertainties are beyond the control of the Company, and any one of which, or a combination of which, could materially and adversely affect the results of the Company’s operations and its financial condition. We undertake no obligation to update information contained in this release.

For more information, please contact:

Matrix Service Company

Tom Long

Vice President and CFO

T: 918-838-8822

E: telong@matrixservice.com